Exhibit 2.1

Execution Copy

SUPPORT AGREEMENT

April 7, 2004

SUPPORT AGREEMENT

STRICTLY CONFIDENTIAL

April 7, 2004

The Hockey Company Holdings Inc.
Suite 800
3500 de Maisonneuve Boulevard West
Montreal, Québec
Canada H3Z 3C1

Attention: Matthew H. O’Toole

Dear Sirs:

Reebok International Ltd. (“Reebok”) has, concurrently with the execution of this letter agreement (the “Agreement”), entered into a letter agreement (the “Lock-up Agreement”) with WS Acquisition LLC, The Equitable Life Assurance Company of the United States, Phoenix Life Insurance Company and certain other holders of Exchangeable Shares (as defined below) or of options or other rights to acquire Exchangeable Shares (hereinafter collectively referred to as the “Selling Shareholders”) which sets out the terms and conditions upon which Reebok will make, or will cause a direct or indirect wholly-owned subsidiary of Reebok to make, an offer (the “Offer”), on substantially the terms summarized in Schedule B to the Lock-up Agreement, to purchase all of the issued and outstanding common shares of The Hockey Company Holdings Inc. (the “Corporation”), including common shares issuable upon (i) the conversion or exchange, in accordance with their terms, of all non-voting exchangeable common stock, par value US$0.01 per share (the “Exchangeable Shares”), of The Hockey Company, a subsidiary of the Corporation (“THC”), including Exchangeable Shares outstanding as of the date hereof or issuable pursuant to the exercise of options, warrants or other rights to acquire Exchangeable Shares, and (ii) the exercise of stock options or other rights granted by the Corporation to acquire common shares of the Corporation (collectively, the “Common Shares”).

The Lock-up Agreement also provides, among other things, for the agreement of the Selling Shareholders not to solicit expressions of interest for or assist or encourage competing offers for the Common Shares, and to irrevocably deposit under the Offer (i) all Common Shares issuable upon the conversion or exchange of all Exchangeable Shares beneficially owned, directly or indirectly, by each of them, including all Exchangeable Shares issuable pursuant to the exercise of options, warrants or other rights to acquire Exchangeable Shares and (ii) all Common Shares beneficially owned, directly or indirectly, by each of them (collectively, the “Selling Shareholders’ Shares”), subject only to the exceptions provided for in sections 6.2 and 6.3 of the Lock-up Agreement, and sets out the obligations and commitments of the Selling

Shareholders in connection therewith. In this Agreement, the “Offeror” means Reebok and if a subsidiary of Reebok makes the Offer, shall include that subsidiary.

This Agreement sets out the terms and conditions of the agreement by the Corporation, among other things, to recommend that the holders of Common Shares accept the Offer and not to solicit expressions of interest for or assist or encourage competing offers for the Common Shares, and the representations and warranties to the Offeror from the Corporation and other obligations and commitments of the Corporation in connection with the Offer.

ARTICLE 1
THE OFFER

1.1                               The Offeror agrees to make the Offer for all of the Common Shares as promptly as is reasonably practicable after the date hereof, but in any event not later than April 28, 2004, unless prior to April 28, 2004 an Acquisition Proposal shall have been made and not rejected by the board of directors of the Corporation (the “Board of Directors”) (or, if the Board of Directors shall not have recommended rejection thereof to holders of Common Shares, as applicable), in which event the Offeror may, but shall not be obligated to, make the Offer, which Offer shall be made in compliance with all applicable laws, on the terms and subject to the conditions contained in the Lock-up Agreement and in this Agreement including, without limitation, the conditions precedent set forth in Section 1.2 of the Lock-up Agreement and the conditions to the Offer set forth on Schedule B to the Lock-up Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE CORPORATION

The Corporation hereby represents and warrants to the Offeror, and acknowledges that the Offeror is relying on such representations and warranties in making the Offer, that:

2.1                               Incorporation and Qualification. The Corporation and each of its subsidiaries is a corporation or legal entity duly incorporated or constituted, as the case may be, organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly registered, licensed or qualified to carry on business in each jurisdiction in which the nature of the business as now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be material to the Corporation and its subsidiaries taken as a whole. The copies of the Corporation’s and each of its subsidiaries’ articles and by-laws which have been furnished to the Offeror reflect all amendments made thereto at any time prior to the execution of the Agreement and are correct and complete. The Corporation and its subsidiaries are not in default under, or in violation of, any provision of their respective articles or by-laws.

2.2                               Capitalization. The authorized share capital of the Corporation consists of an unlimited number of Common Shares, without par value, an unlimited number of preferred shares, without par value and issuable in series, and an unlimited number of special voting shares, without par value (the “Special Voting Shares”).

As of the close of business on April 6, 2004, 5,476,202 Common Shares and 6,499,509 Special Voting Shares are issued and outstanding, 90,000 Common Shares are reserved for issuance upon the exercise of outstanding stock options under the Option Plan and 7,930,858 Common Shares are issuable upon the conversion or exchange of the Exchangeable Shares. The issued and outstanding Common Shares have been, and the Common Shares issuable upon the exercise of stock options and upon the conversion or exchange of the Exchangeable Shares will be, validly authorized and issued, fully paid and non-assessable shares free of pre-emptive rights. The Common Shares are listed and posted for trading on the Toronto Stock Exchange.

The authorized share capital of THC consists of 12 million shares of voting common stock, par value US$0.01 per share (“Voting Common Stock”), 8 million Exchangeable Shares and 1 million shares of preferred stock,  par value $0.01 per share, of which one share has been designated as Special Dividend Preferred Stock. As of the close of business on April 6, 2004, 5,476,202 shares of Voting Common Stock, 6,499,509 Exchangeable Shares and one share of Special Dividend Preferred Stock are issued and outstanding. All of the issued and outstanding shares in the capital of THC have been validly authorized and issued and are fully paid, non-assessable and free of pre-emptive rights.

Except as set forth on Schedule 2.2, there are not as of the close of business on April 6, 2004, and at the Effective Date (as defined in section 4.2 herein) there will not be, any other outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, Common Shares and there are no contracts, commitments, agreements, understandings, arrangements or restrictions which require the Corporation or of its subsidiaries to issue, sell or deliver Common Shares or any securities or obligations convertible into, or exchangeable for, Common Shares. Neither the Corporation nor any of its subsidiaries has outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or that are convertible or exercisable into securities having the right to vote) with holders of Common Shares or in respect of the election of directors of the Corporation. None of the outstanding shares of the capital stock of the Corporation or of its subsidiaries were issued, and none of the shares of capital stock issuable upon exercise of stock options, the conversion or exchange of Exchangeable Shares or otherwise will be issued, in violation of applicable Canadian or U.S. securities laws. Except as disclosed in this section 2.2, there are no other issued and outstanding equity securities of either of the Corporation or THC and no Common Shares are held as treasury stock or by any subsidiary of the Corporation.

2.3                               Corporate Authority. The Corporation has the corporate power and authority and has received all necessary corporate approvals to enter into this Agreement and to perform the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable by Reebok against it in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgements and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

2.4                               Consents. Other than in connection with or in compliance with the provisions, to the extent applicable, of the Investment Canada Act (Canada), the Competition Act (Canada), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States) and equivalent legislation of the European Union and/or any of its member countries or such other countries where the Corporation has operations or assets, no consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, or notification to any governmental, administrative or regulatory authority is required to be made or obtained by the Corporation and THC in connection with (i) the execution and delivery by the Corporation and THC and enforcement against them of this Agreement or (ii) the consummation of any transactions by the Corporation and THC provided for herein, except for the filing of press releases and material change reports, insider reports or early warning reports under applicable securities legislation and the appropriate notices with the relevant stock exchanges.

2.5                               Absence of Changes. Since December 31, 2002, and except as set forth on Schedule 2.5 or in the public disclosure documents filed by the Corporation and THC since December 31, 2002 with the Canadian or U.S. securities regulators and all press releases issued by the Corporation since December 31, 2002 (the “Disclosure Documents”), there has not been any Material Adverse Change (as such term is defined in section 8.9 hereof). Without limiting the generality of the foregoing, from December 31, 2002 to the date hereof and except as disclosed in the Disclosure Documents or in Schedule 2.5 to this Agreement:

(a)                                  neither the Corporation nor any of its subsidiaries has sold, leased, transferred or assigned to any third party (including any joint venture), in one or more transactions, any assets, tangible or intangible, outside the ordinary course of business consistent with past practice other than transactions which, individually or in the aggregate, are not material to the Corporation and its subsidiaries taken as a whole;

(b)                                 neither the Corporation nor any of its subsidiaries has entered into any agreement, contract, lease, or license, in one or more transactions, outside the ordinary course of business consistent with past practice other than transactions which, individually or in the aggregate, are not material to the Corporation and its subsidiaries taken as a whole;

(c)                                  no person (including any of the Corporation and its subsidiaries) has accelerated, terminated, made material modifications to, or cancelled any agreement, contract, lease, or license to which any of the Corporation and its subsidiaries is a party or by which any of them is bound or to which their property is subject outside the ordinary course of business consistent with past practice other than transactions which, individually or in the aggregate, are not material to the Corporation and its subsidiaries taken as a whole;

(d)                                 neither the Corporation nor any of its subsidiaries has made, outside the ordinary course of business consistent with past practice, any loan to, or any other investment in, any other person other than the Corporation or any of its subsidiaries other than transactions which, individually or in the aggregate, are not material to the Corporation and its subsidiaries taken as a whole;

(e)                                  neither the Corporation nor any of its subsidiaries has created, incurred, assumed, or guaranteed indebtedness for borrowed money or obligations in respect of material capitalized leases, other than under existing credit facilities and other than in the ordinary course of business consistent with past practice;

(f)                                    there has been no change made or authorized in the articles or by-laws of any of the Corporation and its subsidiaries;

(g)                                 neither the Corporation nor any of its subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, other than pursuant to (i) the Corporation’s stock option plan (the “Option Plan”), (ii)  the option agreement dated May 9, 2003 between the Corporation and NHL Enterprises L.P., and (iii) the Corporation’s initial public offering of June 11, 2003 and the subsequent exercise of the over-allotment option, or split, combined or reclassified any of its capital stock;

(h)                                 neither the Corporation nor any of its subsidiaries (x) has granted (or made a commitment to grant) any increase in the compensation (including incentive or bonus compensation) of any employee, except for increases in the base salaries of, or grants of incentive or bonus compensation to, employees (other than officers, senior managers or executives) in the ordinary course of business consistent with past practice or as listed in Schedule 2.5 ,or (y) instituted, adopted, terminated or amended (or committed to institute, adopt, terminate or amend), any compensation or benefit, including any severance or change in control, agreement, plan, policy, program or arrangement or collective bargaining agreement applicable to any employee (including any officer, senior manager or executive), other than (i) in the ordinary course of business consistent with past practice, (ii) in connection with regularly scheduled annual reviews of employees of the Corporation and its subsidiaries, (iii) pursuant to a previously entered into binding written agreement, (iv) as approved by the Offeror in writing, or (v) as listed in Schedule 2.5;

(i)                                     with the exception of any change required under Canadian generally accepted accounting principles or United States generally accepted accounting principles, as applicable, there has been no change in the accounting or tax practices, methods or principles followed by the Corporation or any of its subsidiaries, and no tax elections have been made, that would result in a Material Adverse Change; and

(j)                                     with the exception of inter-company lending arrangements, dividends or distributions among the Corporation and its wholly-owned subsidiaries in the ordinary course of business and consistent with past practice, neither the Corporation nor any of its subsidiaries has entered into any inter-company lending arrangements or has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock.

2.6                               Absence of Undisclosed Liabilities. Except as set forth in Schedule 2.6, neither the Corporation nor any of its subsidiaries has any material liabilities or obligations of any nature (whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except (i) liabilities or obligations reflected or reserved against in the financial statements of the Corporation, being the audited consolidated financial statements of THC as at and for the fiscal year ended December 31, 2002 and the unaudited consolidated financial statements of the Corporation for the nine months ended September 30, 2003, and the notes thereto (collectively, the “Financial Statements”), and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2003, none of which have had, or would result in, a Material Adverse Change.

2.7                               Financial Statements. The Financial Statements present fairly in all material respects, the assets, liabilities, financial position, income, changes in cash flow, changes in shareholders’ equity, and the results of operations of the Corporation and its subsidiaries as at the dates of and for the periods covered by such Financial Statements and such Financial Statements have been prepared in conformity with Canadian generally accepted accounting principles and any applicable Canadian or U. S. laws, rules or regulations applied on a consistent basis throughout the periods involved.

2.8                               Accountants. Ernst & Young, LLP are independent public accountants with respect to (i) the Corporation within the meaning of the Code of Ethics of the Chartered Accountants of Quebec, the Canada Business Corporations Act and applicable Canadian securities legislation, and, to the best of the Corporation’s knowledge, there has not been any reportable disagreement (within the meaning of National Policy Statement No. 31 of the Canadian securities regulators) between the Corporation and such accountants, and (ii) THC within the meaning of the Securities Act of 1933 and the rules and regulations of the United States Securities and Exchange Commission thereunder.

2.9                               Securities Law Filings. Except as disclosed to the Offeror, each of the Corporation and THC has filed all documents required to be filed by it pursuant to applicable securities legislation. Each Disclosure Document was, as of the date of filing such document, in compliance in all material respects with all applicable requirements of applicable securities legislation and none of the Disclosure Documents, as of their respective filing dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

None of the information provided by the Corporation and THC to the Offeror specifically for inclusion in the Offer to Purchase and Circular (the “Circular”) in respect of the Offer will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at the time such information was provided.

2.10                        No Conflict. Except as set forth in Schedule 2.10, the execution and delivery of the Agreement by the Corporation does not, and the performance of the Agreement by the Corporation and the consummation by it of the transactions contemplated in the Agreement will not (subject to any waiver that has been obtained in writing and provided to the Offeror), breach or violate, or conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time, or both, would constitute a default under, or result in the creation or imposition of any hypothec, lien, charge or encumbrance upon any property, assets, or operations of the Corporation or any of its subsidiaries under any term or provision of (a) the constating documents or by-laws of the Corporation or any of its subsidiaries or any resolution of the directors or shareholders of the Corporation or any of its subsidiaries, (b) any contract, mortgage, note, indenture, joint venture or partnership arrangement, agreement (written or oral), instrument or lease to which the Corporation or its subsidiaries are party and that is material to the Corporation and its subsidiaries taken as a whole (each, a “Material Agreement”), or (c) any statute, rule, licence, regulation, judgment, decree, order of any government, governmental, regulatory or administrative agency, authority, commission or instrumentality or court having jurisdiction over the Corporation or any of its subsidiaries, except for any breach, violation, conflict or default, in the case of clauses (b) and (c) above, which has not had, or would not result in, a Material Adverse Change. Except as set forth in Schedule 2.10, neither the Corporation nor any of its subsidiaries is in violation of any of the foregoing, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not result in any default, or give rise to the acceleration of any debt, under any agreement, note, bond, indenture or instrument relating to indebtedness for borrowed money (each, a “Debt Agreement”) to which the Corporation or any of its subsidiaries is a party.

2.11                        Restrictions on Business Activities. Except as set forth in Schedule 2.11, there is no agreement, judgment, injunction, order or decree to which the Corporation or any of its subsidiaries is a party, or which is otherwise binding on the Corporation or any of its subsidiaries, which has had or could reasonably be expected to have the effect of prohibiting or restricting the operation of the Corporation’s business, the acquisition or disposition of property or the taking of any action necessary for the Corporation to conduct its business activities.

2.12                        Compliance. Neither the Corporation nor any of its subsidiaries is in conflict with, or in default (including cross-defaults) or violation of:

(a)                                  its articles or by-laws or equivalent organizational documents;

(b)                                 any law, rule, order, permit, judgement, injunction or decree applicable to the Corporation or any of its subsidiaries or by which any one of their respective properties is bound or affected including, without limitation, all laws relating to human rights, child and forced labor, worker’s rights (including health and safety laws) and local minimum wage standards, the violation of which has had, or would result in, a Material Adverse Change;

(c)                                  any Debt Agreement or Material Agreement to which the Corporation or any of its subsidiaries is a party or by which the Corporation or any of its subsidiaries or any of their respective properties is bound or affected; or

(d)                                 the Fair Labor Association Code of Conduct.

2.13                        Interests in Subsidiaries. Except as set forth in Schedule 2.13, the Corporation does not have any investment in any person or entity other than its subsidiaries. Except as set forth in Schedule 2.13, all of the issued and outstanding shares in the capital of each subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by or on behalf of the Corporation, free and clear of any hypothec, security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares in the capital of each of the subsidiaries was issued in violation of any preemptive or other similar rights of any shareholder of such subsidiary.

2.14                        Litigation. Except as set forth in Schedule 2.14, there is no action, suit, proceeding or investigation at law or in equity before any court or before or by any federal, provincial, state, municipal or other governmental commission, board, agency or body, domestic or foreign, pending or threatened (and the Corporation does not know of any basis therefor) to which the Corporation or any of its subsidiaries is a party, or involving the assets, properties or business of the Corporation or any of the subsidiaries, other than such actions, suits, proceedings or investigations which, individually or in the aggregate, are not material to the Corporation and its subsidiaries taken as a whole.

2.15                        Benefit Plans. Except as set forth in Schedule 2.15, (i) there are no material pension, retirement, supplemental executive retirement plan, profit sharing, bonus, savings, deferred compensation, stock option, purchase, or appreciation, health, life insurance, disability, sick pay, severance pay, group insurance or other material employee benefit plans, programs or arrangements maintained or contributed to by the Corporation or any of its subsidiaries, or for which the Corporation or any of its subsidiaries has any material liability, contingent or otherwise (each such plan, program or arrangement, a “Benefit Plan”), (ii) there are no outstanding violations or defaults thereunder nor any actions, claims, or other proceedings pending or, to the knowledge of the Corporation, threatened with respect to the Benefit Plans which violations, defaults, actions, claims or other proceedings have had, or would result in, a Material Adverse Change, (iii) no Benefit Plan is currently under a governmental investigation or audit and, to the knowledge of the Corporation, no such investigation or audit is contemplated or under consideration, (iv) each Benefit Plan covers only current or former employees of the Corporation and its subsidiaries and their dependants or beneficiaries, (v) no promise or commitment to increase benefits under any Benefit Plan or to adopt any additional Benefit Plan has been made except as required by law or in the ordinary course of business consistent with past practice, (vi) no event has occurred which could subject any person or fund to any tax, penalty or fiduciary liability in connection with any Benefit Plan which tax, penalty or fiduciary liability has had, or would result in, a Material Adverse Change, (vii) the fair market value of assets held under any

Benefit Plan that is a defined benefit pension plan equal or exceed the present value of each such Benefit Plan’s liabilities, determined, based on reasonable actuarial assumptions, (viii) all contributions or premiums required to be paid in connection with each Benefit Plan have been timely paid, or if not presently due, have been appropriately accrued on the Financial Statements of the Corporation or its subsidiaries in accordance with generally accepted accounting principles in Canada or the United States, as applicable, and the Corporation’s customary accounting practices, and (ix)  there have been no withdrawals of surplus or contributions holidays, except as permitted by law and the terms of the Benefit Plans.

2.16                        Employees. Each of the Corporation and its subsidiaries is in compliance with all material provisions of all federal, provincial, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours (collectively, “Employment Laws”). Other than as set forth in Schedule 2.16, there is no pending investigation, inquiry or, to the Corporation’s knowledge, claim involving the Corporation or any of its subsidiaries by or before the Commission des Normes du Travail, Commission de la Santé et de la Sécurité du Travail or Commission des Lésions Professionnelles, la Commission des droits de la personne et de la jeunesse, pertaining to employees, or the Quebec Minister of Labour, any labour commissioner or the Commission des relations du travail, or any other governmental authority or body of any province of Canada or any other country responsible for the enforcement of any Employment Law. Except as set forth in Schedule 2.16, no grievance or arbitration proceeding is pending and no labor dispute with the employees of the Corporation or its subsidiaries exists or, to the knowledge of the Corporation, is imminent. The Corporation is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers, customers or contractors. Except as set forth on Schedule 2.16, no union has been accredited or otherwise designated to represent any employees of the Corporation or any of its subsidiaries and, to the Corporation’s knowledge, no accreditation request or other representation question is pending with respect to the employees of the Corporation or any of its subsidiaries. Each union identified on Schedule 2.16 has a collective bargaining agreement that is currently in force and effect. Except as set forth in Schedule 2.16, no collective agreement or collective bargaining agreement or modification thereof is in effect in any of the Corporation’s facilities and none is currently being negotiated by the Corporation or its subsidiaries.

2.17                        Contracts and Commitments. The Material Agreements of the Corporation have been accurately described in or are appended as exhibits to the Disclosure Documents, or are listed in Schedule 2.17 hereto. Each of the Corporation and its subsidiaries has performed its obligations in all material respects under the terms of each indenture, credit agreement, note, bond, mortgage, lease, permit, franchise or any other contract, arrangement or agreement (collectively, “Contracts”) to which the Corporation or any of its subsidiaries is a party or by which any of their properties or assets are bound, and the Corporation and its subsidiaries are not in violation of or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) such Contracts, except for such violations or defaults that have not had, and would not result in, a Material Adverse Change.

2.18                        Inventories. The inventory of the Corporation reflected in the Financial Statements has been determined and valued in accordance with Canadian generally accepted accounting principles applied on a consistent basis. Except as reflected in the Financial Statements, all inventories wheresoever situated owned by the Corporation and its subsidiaries:  (i) are of such quality as to meet in all material respects the quality control standards of the Corporation and any applicable governmental quality standards; and (ii) are of a quality and quantity usable or saleable in the normal course of business in amounts consistent with past practice, and (iii)  no previously sold inventory is subject to refunds materially in excess of that historically experienced by the Corporation or its subsidiaries.

2.19                        Accounts Receivable. The receivables of the Corporation and its subsidiaries (including accounts receivable, loans receivable and advances, which are reflected in the Financial Statements) have arisen only from bona fide transactions in the ordinary course of business consistent with past practice.  The Corporation does not have knowledge of any facts or circumstances generally (other than general economic conditions) which could result in any material increase in the uncollectability of such receivables in excess of the reserves therefore (if any) set forth in the Financial Statements.  There has not been any change in the collectability of such receivables since December 31, 2002 that has had, or would result in, a Material Adverse Change.

2.20                        Certain Payments. Neither the Corporation nor any of its subsidiaries nor any director, officer, agent, or employee of either the Corporation or any of its subsidiaries or, to the Corporation’s knowledge, any other person associated with or acting for or on behalf of either the Corporation or any of its subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, pay-off, influence payment, kick-back, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Corporation or any of its subsidiaries, or (iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Corporation and its subsidiaries.

2.21                        Customers and Suppliers. There has been no termination or cancellation of, and no material modification or change in, the business relationship between the Corporation and any of its top 10 customers, based on the Corporation’s consolidated sales, or of its top 10 suppliers, based on the Corporation’s consolidated purchases, since January 1, 2003 except as set forth on Schedule 2.21 and in the Disclosure Documents. No creditor, employee, consultant or customer or other person having a material business relationship with the Corporation has informed the Corporation that such person intends to change the relationship because of the transactions contemplated by this Agreement.

2.22                        Related Party Transactions. Except as set forth in Schedule 2.22 and in the Disclosure Documents, no shareholder, employee, officer or director of the Corporation or its subsidiaries, or any shareholder or any member of his or her immediate family, is indebted to the Corporation or any subsidiary, nor is the Corporation or any subsidiary indebted (or committed to make loans or extent to guarantee credit) to any them, other than for (i) payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Corporation or its subsidiaries, and (iii) for other standard employee benefits made generally available to other employees or consultants. To the Corporation’s knowledge, none of such persons has any direct or indirect ownership interest in (i) any firm or corporation with which the Corporation or any of its subsidiaries has a material business relationship, or (ii) any firm or corporation that competes with the Corporation or any of its subsidiaries, except that, in either case, employees, officers or directors of the Corporation or its subsidiaries and members of their immediate families may own a non-controlling interest in any publicly traded company that competes or does business with the Corporation or its subsidiaries. No member of the immediate family of any officer or director or of the Corporation or its subsidiaries is directly or indirectly interested in any material contract with the Corporation or any of its subsidiaries (other than such contracts as related to any such person’s ownership of capital stock or other securities of the Corporation or its subsidiaries).

2.23                        Intellectual Property.

2.23.1              Except in each case as set forth in Schedule 2.23:

(a)                                  the Corporation and its subsidiaries own or are validly licensed to use all Intellectual Property Rights necessary to conduct the business of the Corporation and its subsidiaries as presently conducted provided, however, that no representation is made with respect to commercial, off-the-shelf software used or licensed by the Corporation and its subsidiaries in the ordinary course of its business consistent with past practice (such Intellectual Property Rights being hereinafter collectively referred to as the “Company IP Rights”).  All Company IP Rights owned by the Corporation or its subsidiaries are free and clear of any liens, encumbrances, pledges, mortgages and security interest of any kind, and may be freely transferred, assigned, licensed or sublicensed;

(b)                                 the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Company IP Rights (the “Company IP Rights Agreements”), will not cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Company IP Rights or impair the right of the Corporation and its subsidiaries to use, sell or license any Company IP Rights or portion thereof, except for such breach, right of forfeiture, termination or impairment which has not had, or would not result in, a Material Adverse Change;

(c)                                  except as has not had, or would not result in, a Material Adverse Change, the conduct of the Corporation’s and its subsidiaries’ businesses, as presently conducted and as conducted as of the Closing, does not and will not violate any license or agreement between the Corporation or any of its subsidiaries, as the case may be, and any third party, or infringe any Intellectual Property Right of any third party;

(d)                                 there is no pending or, to the knowledge of the Corporation, threatened, claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right owned by the Corporation or any of its subsidiaries;

(e)                                  there is no pending or, to the knowledge of the Corporation, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right to which the Corporation or any of its subsidiaries has exclusive or non-exclusive license rights;

(f)                                    to the knowledge of the Corporation there is no reasonable basis for any claim contesting the validity, ownership or right to use, sell, license or dispose of (as applicable) any Company IP Right which claim would result in a Material Adverse Change;

(g)                                 neither the Corporation nor any of its subsidiaries has received any written notice asserting that any Company IP Right or the use thereof by the Corporation and its subsidiaries or any person authorized by the Corporation to use the Company IP Rights conflicts or will conflict with the rights of any third party nor, to the knowledge of the Corporation, is there any reasonable basis for any such assertion;

(h)                                 no current or prior directors, officers, employees or consultants of the Corporation or any of its subsidiaries claim or have a right to claim an ownership interest in any Company IP Rights as a result of having been involved in the development of such property while employed by or consulting to the Corporation or any of its subsidiaries, or otherwise;

(i)                                     Schedule 2.23 also separately lists the material licenses and other agreements under which the Corporation or any of its subsidiaries is authorized to use Company IP Rights owned by the Corporation or any of its subsidiaries.  All such licenses are (i) to the knowledge of the Corporation, free and clear of any liens, encumbrances, pledges, mortgages and security interests of any kind and (ii) valid, enforceable and in full force and effect, and will continue to be so in all material respects on identical terms immediately following the consummation of the transactions contemplated hereby, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors’ and by general principles of equity;

(j)                                     except as has not had, or would not result in, a Material Adverse Change, there is no unauthorized use, infringement or misappropriation of any Company IP Rights owned by the Corporation or any of its subsidiaries by any third party, including any employee or former employee of the Corporation or any of its subsidiaries; and

(k)                                  to the knowledge of the Corporation, there is no unauthorized use, infringement or misappropriation of any Company IP Rights to which the Corporation or any of its subsidiaries has exclusive rights by any third party, including any employee or former employee of the Corporation or any of its subsidiaries.

2.23.2              Schedule 2.23 separately sets forth a list of all applications and registrations for Company IP Rights owned by the Corporation or any of its subsidiaries, including, all applications and registrations for patents, trademarks, service marks and copyrights.

2.23.3              As used herein, the term “Intellectual Property Rights” shall mean all worldwide intellectual property rights, including without limitation patents, patent applications, industrial designs, industrial design applications and registrations, trademarks, trademark applications and registrations, trade names, service marks, service mark applications and registrations, domain names, domain name applications and registrations, copyright, copyright applications and registrations, database rights, works of authorship, inventions, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architectures, structures, display screens, layouts and development tools.

2.24                        Licences. The Corporation and each of its subsidiaries possesses such permits, certificates, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, provincial, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by it. The Corporation and each of its subsidiaries is in compliance with the material terms and conditions of all such Governmental Licenses, all of the Governmental Licenses are valid and in full force and effect, and none of the Corporation or its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

2.25                        Title. Except as set forth on Schedule 2.25, the Corporation and each of its subsidiaries has good title to all properties owned by it in each case, free and clear of all hypothecs, mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Corporation and each of its subsidiaries. Schedule 2.25 sets forth a list of all real property that the Corporation or its subsidiaries currently owns or leases. All of the leases and subleases material to the business of the Corporation and each of its subsidiaries and under which the Corporation and each of its subsidiaries holds properties are in full force and effect, and the Corporation and each of its subsidiaries does not have any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Corporation or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Corporation or any of its subsidiaries to the continued possession of the leased or subleased, premises under any such lease or sublease.

2.26                        Tax Matters. Except as set forth in Schedule 2.26, the Corporation, each of its subsidiaries and any affiliated group of which any such subsidiary is or has been a member (including any affiliated group within the meaning of section 1504(a) of the Internal Revenue Code (“Affiliated Group”)) has filed or caused to be filed in a timely manner all tax returns required to be filed by it by law, has timely paid all taxes which are due and payable or remittable with respect to the periods or portions of periods ending on or prior to the Effective Date, and all assessments, reassessments, tax instalments, or other remittances (whether or not required to be shown on tax returns) required to be made by law on or prior to the Effective Date have been paid or will be paid on or prior to the Effective Date or, to the extent unpaid or not due and payable as of the Effective Date, provision for the payment thereof has been or will be made in the Financial Statements or other applicable interim financial statements except for any failure to file such tax returns or pay or make adequate provision for such taxes, assessments, reassessments, tax instalments or other remittances that has not had, or would not result in, a Material Adverse Change.  All tax returns filed by the Corporation, each of its subsidiaries and each Affiliated Group were true and complete except for any failure of such tax returns to be true and complete that has not had, or would not result in, a Material Adverse Change.

With respect to any period for which taxes are not yet due and payable, the Corporation, each of its subsidiaries and each Affiliated Group have only incurred liabilities for taxes in the ordinary course of business consistent with past practice.

Except as set forth in Schedule 2.26, neither the Corporation, any of its subsidiaries nor any Affiliated Group (i) is currently the beneficiary of an extension of time within which to file any tax return, or (ii) has granted any outstanding waiver of any limitation periods for the assessment or collection of tax, which limitation period has not yet expired.

Except as set forth in Schedule 2.26, the Corporation and each of its subsidiaries has duly and timely withheld all material taxes and other amounts required by law to be withheld by it (including material taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of benefit of an person or entity, including any employee, officer or director and any non-resident person or entity of the country in which the Corporation or such subsidiary is a resident), and has duly and timely remitted to the appropriate government authority such taxes and other amounts required by law to be remitted by it, and has complied with all reporting and recordkeeping requirements in respect thereof in all material respects.

Except as set forth in Schedule 2.26, no amount in respect of an outlay or expense that is deductible for purposes of computing the Corporation’s or any of its applicable subsidiaries’ income for Canadian tax purposes has been owing for longer that two (2) years to a person or entity with whom the Corporation or such subsidiary was not dealing at arm’s length (for Canadian tax purposes) at the time the outlay or expense was incurred, which amount set forth in Schedule 2.26 may be included in the income (for Canadian tax purposes) of the Corporation or any of its applicable Subsidiaries for 2003 or subsequent taxation years pursuant to subsection 78(1) of the Income Tax Act (Canada).

Except as set forth in Schedule 2.26, there is no outstanding or unresolved dispute, audit or investigation, proceeding or claim concerning tax liability of the Corporation, any of its subsidiaries or any Affiliated Group pending, being conducted, claimed, raised by a tax authority in writing, or as to which any applicable director or officer or employee responsible for tax matters has knowledge.  Except as set forth in Schedule 2.26, to the knowledge of the Corporation, each of its subsidiaries and each Affiliated Group, or any applicable director, officer or employee responsible for tax matters, no claim has ever been made during the last two (2) years by a tax authority in a jurisdiction where the Corporation, any of its subsidiaries or any Affiliated Group does not file tax returns that the Corporation, any such subsidiary or Affiliated Group is or may be subject to taxation by that jurisdiction.  There are no liens with respect to taxes upon any asset of the Corporation, any of its subsidiaries or any Affiliated Group except for any liens that have not had, or would not result in, a Material Adverse Change.

Except as set forth in Schedule 2.26, neither the Corporation nor any of its subsidiaries has made any payments, or had been or is a party to an agreement, contract or arrangement that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any material “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code or in the imposition of material excise tax under section 4999 of the Internal Revenue Code.

The Corporation and each of its subsidiaries has not been and is not a United States real property holding corporation within the meaning of Internal Revenue Code section 897(c)(2) during the applicable period specified in Internal Revenue Code section 897(c)(1)(A)(ii).

Except as set forth in Schedule 2.26, neither the Corporation nor any of its subsidiaries is or has been required to make any adjustment by reason of any change in accounting methods (including pursuant to Internal Revenue Code section 481(a) (or any predecessor section)) and there is no application pending with any tax authority requesting permission for any changes in any of its accounting methods.  Neither the Corporation nor any of its subsidiaries is a party to a tax sharing or tax allocation agreement, arrangement or understanding.

Except as set forth in Schedule 2.26, neither the Corporation nor any of its subsidiaries (A) has been a member of an Affiliated Group filing a consolidated U.S. federal income tax return (other than a group the common parent of which was THC), (B) has any liability for the taxes of any person (other than any of the Corporation and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or (C) has any liability for the taxes of any person as a transferee or successor, by contract, or otherwise (including pursuant to Section 160 of the Income Tax Act).

The Corporation will deliver or make available to Offeror upon reasonable request prior to the date of this Agreement correct and complete copies of all applicable tax returns and franchise returns of the Corporation and each of its subsidiaries for December 31, 1999 and thereafter.

2.27                        Environmental. Neither the Corporation nor any of its subsidiaries is in material violation of any provision of any federal, provincial, state or local statute, law, regulation or ordinance relating to pollution, the protection of human health or the environment (collectively, “Environmental Laws”), and the Corporation and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws, except for such permits, authorizations and approvals which, if not maintained by the Corporation or any of its subsidiaries, have not had, or would not result in, a Material Adverse Change. There are no pending or, to the knowledge of the Corporation, threatened administrative, regulatory or judicial actions, suits, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Law against the Corporation or any of its subsidiaries and there are no events or circumstances that could reasonably be expected to form the basis of an order for clean-up or remediation, action, suit or proceeding by any private party or governmental body or agency, against or materially affecting the Corporation or any of its subsidiaries relating to any Environmental Laws. The Corporation has provided the Offeror with true and correct copies of all environmental reports and studies related to the Corporation’s and its subsidiaries’ current and past properties (whether owned or leased) and operations and Schedule 2.27 sets forth a list of all such reports and studies.

2.28                        Insurance.  The Corporation and each of its subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts consistent with the Corporation’s and such subsidiary’s past practice and all insurance policies related to the foregoing will remain in full force and effect after consummation of the transactions contemplated hereby. Based on the current status, business and operations of the Corporation and its subsidiaries as of the date hereof, the Corporation has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a reasonable cost.

2.29                        Brokerage. No agent, broker, investment banker, or other firm or person is or will be entitled to any broker’s or finder’s fee or other commission or similar fee incurred by the Corporation in connection with any of the transactions contemplated hereby, except the fee arrangements with Merrill Lynch, Pierce, Fenner & Smith Incorporated as set forth in Schedule 2.29 and as disclosed to the Offeror, which includes the Fairness Opinion (as defined below).

2.30                        Internal Controls. The Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.31                        Disclosure Controls and Procedures. The Corporation and its subsidiaries have in place such disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended) so as to (a) ensure that material information relating to the Corporation and its consolidated subsidiaries is made known to the Chief Executive Officer and Chief Financial Officer of the Corporation or other persons performing similar functions by other employees of the Corporation and its subsidiaries; and (b) provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Corporation’s and its subsidiaries’ disclosure controls and procedures are effective to ensure that information required to be disclosed in reports required under Canadian and U.S. securities laws has been properly recorded, processed, summarized and reported within the applicable required time periods. Since September 30, 2003, there have been no changes in the Corporation’s and its subsidiaries’ internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Corporation’s and its consolidated subsidiaries’ internal control over financial reporting.

2.32                        Disclosure. The representations and warranties contained in this Article 2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 2 not misleading.

2.33                        Fairness Opinion. Based, among other things, on a fairness opinion (the “Fairness Opinion”) of a financial advisor of the Corporation to the effect that the Offer is fair, from a financial point of view, to shareholders of the Corporation, the Board of Directors of the Corporation (the “Board of Directors”) has determined to recommend that holders of Common Shares accept the Offer provided it is made in accordance with the terms of this Agreement and the Lock-up Agreement and that it contains no additional or amended terms as to any material matter; and the Corporation has obtained the consent of such financial advisor to the inclusion of or reference to the Fairness Opinion in the directors’ circular.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

3.1                               Incorporation and Qualification.  The Offeror is a corporation duly incorporated, validly subsisting and in good standing under the laws of its jurisdiction of incorporation. The Offeror is not in default under or in violation of any provision of its articles or by-laws.

3.2                               Corporate Authority.  The Offeror has the corporate power and authority and has received all necessary corporate approvals to enter into this Agreement and to perform the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by the Offeror and constitutes a legal, valid and binding obligation of the Offeror enforceable by the Corporation against it in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgements and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

3.3                               Consents.  Other than in connection with or in compliance with the provisions, to the extent applicable, of the Investment Canada Act (Canada), the Competition Act (Canada), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States) and equivalent legislation of the European Union and/or any of its member countries or such other countries where the Offeror has operations or assets, no consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, or notification to any governmental, administrative or regulatory authority is required to be made or obtained by the Offeror in connection with (i) the execution and delivery by the Offeror and enforcement against it of this

Agreement or (ii) the consummation of any transactions by the Offeror provided for herein, except for the filing of press releases and material change reports, insider reports or early warning reports, if any, under applicable securities legislation and the appropriate notices with the relevant stock exchanges and any filings which may be required under Section 1.2(g) of the Lock-Up Agreement.

3.4                               No Conflict.  The execution and delivery of the Agreement by the Offeror does not, and the performance of the Agreement by the Offeror and the consummation by it of the transactions contemplated in the Agreement will not, breach or violate, or conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time, or both, would constitute a default under, (a) the constating documents or by-laws of the Offeror or any resolution of the directors or shareholders of the Offeror, or (b) any statute, rule, licence, regulation, judgment, decree, order of any government, governmental, regulatory or administrative agency, authority, commission or instrumentality or court having jurisdiction over the Offeror, except for any breach, violation, conflict or default, in the case of clause (b) above, which has not had, or would not have, a Material Adverse Effect on the Offer.

ARTICLE 4
COVENANTS OF THE CORPORATION

4.1                               General. The Corporation hereby covenants that from the date hereof until the earlier of (i) the Offeror having taken up and paid for Common Shares deposited under the Offer or abandoned the Offer, or (ii) this Agreement having been terminated pursuant to Article 9 hereof, as the case may be (the “Support Termination Date”), the Corporation will, and shall cause each of its subsidiaries to and, in the case of Section 4.1(a), shall cause any officer, director or employee of, or any investment banker, attorney or other adviser or representative (collectively, “Representatives”) of, the Corporation or any of its subsidiaries to:

(a)                                  not take any action of any kind which may prevent or delay the take up and payment of Common Shares deposited under the Offer or the completion of the Offer including, but not limited to, any action to continue, solicit, initiate, assist or encourage enquiries, submissions, proposals or offers from any other person, entity or group relating to, and will not continue or participate in, and will effectively terminate, any discussions or negotiations regarding, or not enter into any agreement with or furnish to any other person, entity or group any information with respect to, or otherwise co-operate in any way with or assist or participate in, or facilitate or encourage any effort or attempt with respect to:

(i)            the direct or indirect acquisition or disposition of all or any Common Shares or any other securities of the Corporation or its subsidiaries, or any sale or issuance by the Corporation of its equity securities; or

(ii)           any amalgamation, merger, sale of any part of the Corporation’s or any of its subsidiaries’ assets (other than a sale in the ordinary course of business consistent with past practice or sales permitted under section 4.2(a)(ii) of this Agreement), take-over bid, plan of arrangement, reorganization, issuer bid, dividend or distribution out of the ordinary course of business consistent with past practice, recapitalization, liquidation or winding-up of, reverse take-over or other business combination or similar transaction involving the Corporation or any of its wholly-owned subsidiaries or their respective assets.

Notwithstanding the foregoing, the Corporation shall be entitled, to the extent necessary to act in a manner consistent with the fiduciary obligations of the Board of Directors, as determined in good faith by the Board of Directors after consultation with its legal and financial advisors, to supply information to a third party in response to an Acquisition Proposal that was not solicited by the Corporation or any of its subsidiaries or the Representatives and that did not otherwise result from a breach of this section 4.1(a), if the Board of Directors concludes in good faith after consultation with its legal and financial advisors that there is a reasonable likelihood that such Acquisition Proposal could result in a Competing Transaction (as hereinafter defined);

(b)                                 except as otherwise provided in Article 7, make available to the Offeror, promptly after the date on which the Offeror shall have provided the Corporation with a substantially complete draft of the Circular, for mailing by the Offeror concurrently with the mailing of the Circular, its directors’ circular containing the recommendation of the Board of Directors that shareholders of the Corporation accept the Offer and tender their Common Shares thereto and appending a copy of the Fairness Opinion;

(c)                                  except as otherwise provided in Article 7, issue a press release jointly with Reebok announcing the execution of this Agreement and the Lock-up Agreement and the recommendation of the Board of Directors described in (b) above;

(d)                                 notify the Offeror forthwith upon becoming aware of any notice of conversion being given in respect of the issue of any Common Shares or exercise of any stock options, whether under the Option Plan, pursuant to the conversion or exchange of Exchangeable Shares, pursuant to the exercise of options, warrants or rights to acquire Exchangeable Shares or otherwise, and inform the Offeror of all information known to it regarding such notice of conversion;

(e)                                  not, directly or indirectly, bid for or purchase Common Shares or attempt to induce any person to purchase Common Shares, other than pursuant to the Offer;

(f)                                    use reasonable best efforts to successfully complete the transactions contemplated by this Agreement, including (i) cooperating with the Offeror in making all requisite regulatory filings, (ii) cooperating with the Offeror in mailing or otherwise making the Offer to holders of Common Shares, and (iii) obtaining all required consents;

(g)                                 provide a list of (i) shareholders of all classes and series of securities of the Corporation (ii) holders of stock options or of any other rights, warrants or securities convertible into securities of the Corporation (with full particulars as to the purchase, exercise or conversion price, vesting and expiry date), (iii) holders of Exchangeable Shares, and (iv) holders of options, warrants or any other rights convertible or exchangeable into Exchangeable Shares, such list to be prepared by the Corporation, the transfer agent of the Corporation or THC, as applicable, and deliver that list to the Offeror within three business days after execution of this Agreement (as well as use its best efforts to obtain a security position listing from each depositary, including The Canadian Depositary for Securities Limited), and obtain and deliver to the Offeror thereafter on reasonable demand supplemental lists setting out any changes thereto, all such deliveries to be both in printed form and if available in computer-readable format;

(h)                                 cooperate with the Offeror, as may be reasonably required, in all filings under any applicable competition, merger or similar law, regulation or policy in connection with the Offer and in obtaining any insurance the Offeror may require with respect to the Corporation and its subsidiaries, and respond and cooperate, to the extent reasonable, with the Offeror in responding as promptly as practicable to inquiries and requests, if any, received from any governmental or administrative authority for additional information or documentation in connection with competition or antitrust matters;

(i)                                     promptly supply to the Offeror in writing a copy of all information concerning the Corporation reasonably required to be filed with securities regulatory authorities under applicable Canadian securities laws, and specifically the audited financial statements of the Corporation for the year ended December 31, 2003, the auditors’ report thereon, management’s discussion and analysis thereof, and promptly to correct any such information provided by it if and to the extent that any such information shall have become false or misleading in any material respect;

(j)                                     cause THC, promptly following the exercise by any person of an option, warrant or other right to acquire Exchangeable Shares, to issue to such person a share certificate(s) representing such Exchangeable Shares;

(k)                                  forthwith upon the Offeror taking up and paying for Common Shares under the Offer and acquiring Common Shares to which attach not less than 50% of the voting rights attaching to all Common Shares and completion of the Merger (as defined in Section 6.1 hereof), undertake reasonable best efforts, to the extent permitted under applicable laws, to cause the current members on the Board of Directors to resign;

(l)            subject to Article 7, not waive any confidentiality or standstill provisions in favour of the Corporation contained in any agreements with any third party other than the Offeror; and

(m)          cooperate with the Offeror, as may be requested in writing by the Offeror, to cause the Corporation or any of its subsidiaries to undertake certain transactions and reorganizations, provided that, in the reasonable judgement of the Corporation, after consultation with its advisors, the Selling Shareholders, the Corporation or any of the Corporation’s subsidiaries do not suffer any adverse tax consequence or other adverse consequences.

4.2                               Operation of Business. During the period commencing on the date hereof and continuing until the earlier of the date the Offeror takes up and pays for the Common Shares under the Offer (the “Effective Date”) and the Support Termination Date, the Corporation agrees (except as expressly contemplated by this Agreement or the Lock-up Agreement or to the extent that the Offeror shall otherwise consent in writing) that it shall conduct its business in the usual, regular and ordinary course consistent with past practice and that it shall:

(a)                                  not, and shall cause each of its subsidiaries not to, take any action (directly or indirectly) with respect to any of the following, except to the extent necessary to give effect to obligations under this Agreement:

(i)            any take-over bid (other than the Offer), merger, amalgamation, plan of arrangement, reorganization, joint venture, strategic alliance or other business combination or similar transaction involving the Corporation, its subsidiaries or all or substantially all of the Corporation’s or its subsidiaries’ assets;

(ii)           any acquisition or disposition of any business, assets or securities in an amount in excess of (i) US$100,000 with respect to any single transaction  , or (ii) an aggregate amount of US$200,000;

(iii)          any change in its capitalization (including, but not limited to, any increase in the amount or maturity of its consolidated borrowings) or any conversion of an amount of short term borrowings into long term borrowings other than accessing, in the ordinary course of business consistent with past practice, existing credit facilities;

(iv)                              except with the prior written approval of Reebok, making or committing to make capital expenditures (i) in excess of US$100,000 with respect to any single transaction, or (ii) outside of transactions described in the Corporation’s budget attached at Schedule 4.2 hereof;

(v)                                 declaring or paying any dividend or declaring, authorizing or making any distribution of, on or in respect of any of its securities, whether payable in cash, securities or otherwise or splitting, combining or reclassifying any of its securities or issuing or authorizing the issuance or any other securities (other than in connection with the exchange of Exchangeable Shares) in respect of, in lieu of or in substitution for shares of its securities;

(vi)          any settlement, payment, release or relinquishment not in the ordinary course of business consistent with past practice of any material contractual rights, claims, liabilities or obligations including, without limitation, any material environmental or tax claims or litigation;

(vii)         the amendment of its articles or by-laws or those of any of its subsidiaries;

(viii)        the issuance, purchase or other acquisition of any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities other than pursuant to:

a.               the exercise of stock options currently outstanding, or

b.              the conversion or exchange of currently outstanding Exchangeable Shares into Common Shares;

(ix)           agreeing or committing to the incurrence or payment of, or the guarantee of payment of any indebtedness other than short-term indebtedness incurred or paid in the ordinary course of business consistent with past practice and other than in connection with the credit facilities referred to in (iii) above, or the making of any loans or advances (other than loans or advances to or from wholly-owned subsidiaries or loans or advances described in Schedule 4.2);

(x)            instituting, cancelling or modifying in any material respect any pension plans or other employee benefit arrangements, except to conform with applicable laws or regulations or with collective labour agreements;

(xi)           with the exception of any change required under Canadian generally accepted accounting principles or United States generally accepted accounting principles, as applicable, and disclosed to the Offeror, making any change in the accounting or tax practices, methods or principles followed by the Corporation or any of its subsidiaries or making any tax elections that would result in a Material Adverse Change or amending any previously filed returns; or

(xii)          pledging or otherwise encumbering any securities of the Corporation or any of its subsidiaries;

(b)                                 not, and will not permit any of its subsidiaries to, grant to any senior officer of the Corporation or any of its subsidiaries any increase in compensation or severance or termination pay, or enter into or amend any employment, severance or consulting agreement with any senior officer of the Corporation or any subsidiary other than (i) in the ordinary course of business consistent with past practice, (ii) in connection with regularly scheduled annual reviews of employees of the

Corporation and its subsidiaries, (iii) pursuant to a previously entered into binding written agreement, or (iv) as approved by the Offeror in writing;

(c)                                  except in the ordinary course of business consistent with past practice, not enter into, renew, waive any material provision of, terminate or amend any existing agreements, commitments or contracts, or permit any of its subsidiaries to do any of the foregoing which, individually or in the aggregate, are material to the Corporation and its subsidiaries taken as a whole;

(d)                                 use reasonable best efforts, and cause each of its subsidiaries to use reasonable best efforts to preserve intact their respective business organizations and goodwill, to keep available the services of their respective officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others with whom they have business relationships;

(e)                                  promptly advise the Offeror orally and in writing of any change in the financial condition or operations of the Corporation that is likely to result in a Material Adverse Change or have a Material Adverse Effect on the Offer (as such term is defined in section 10.9 hereof);

(f)                                    not, and will cause each of its subsidiaries not to, enter into any transaction or perform any act which would (i) prevent or be inconsistent with the successful completion of the transactions contemplated by this Agreement, (ii) render inaccurate as to any material matter any of the representations and warranties set forth herein if such representations and warranties were made at a date subsequent to such transaction or act and all references to the date hereof were to such later date or (iii) adversely affect the Corporation’s ability to perform its covenants and agreements under this Agreement;

(g)                                 use reasonable best efforts to cause all outstanding stock options or other rights to acquire Common Shares or Exchangeable Shares to be exercised in full and tendered to the Offer or cancelled, released, surrendered, waived by the holders thereof or otherwise dealt with on terms satisfactory to the Offeror in the Offeror’s sole judgment;

(h)                                 until completion of the Offer shall, and shall cause its subsidiaries and its and their respective accountants, counsel, consultants, employees and agents to give the Offeror and its respective accountants, counsel, consultants, employees and agents, reasonable access during normal business hours to, and furnish them with, all documents, records, work papers and information with respect to, all properties, assets, books, contracts, commitments, reports and records of the Corporation and its subsidiaries as the Offeror shall from time to time reasonably request. In addition, the Corporation shall permit the Offeror reasonable access to such customers, suppliers, advisors and personnel of the Corporation and its subsidiaries during normal business hours as may be necessary to the Offeror in connection with a review of the affairs of the Corporation and the above mentioned documents, records and information;

(i)                                     not, and shall cause each of its subsidiaries not to, except with the prior written approval of Reebok (a) engage in any discussions with the Securities and Exchange Commission (the “SEC”) relating to, or respond to any comments from the SEC with respect to, the registration statement on Form F-4 filed by the Corporation with the SEC on March 29, 2004 (the “Form F-4”) or (b) take any actions that would result in the Form F-4 being declared effective by the SEC; and

(j)                                     prior to the Effective Date, take all actions necessary to withdraw the filing of the Form F-4.

ARTICLE 5
COVENANTS OF THE OFFEROR

5.1                               General Covenants. The Offeror hereby covenants to use its reasonable best efforts to successfully complete the transactions contemplated by this Agreement and the Lock-up Agreement, including cooperating with the Corporation in making all requisite regulatory filings and in mailing or otherwise making the Offer to holders of Common Shares.

5.2                               Indemnification; Insurance. For a period of six years after the Effective Date, Reebok shall cause to be maintained in effect directors’ and officers’ liability insurance covering those duly elected directors and duly appointed officers of the Corporation who are currently covered by the Corporation’s directors’ and officers’ liability insurance as of the date of this Agreement (a list in writing of such directors and officers, which is not to exceed 20 persons, will be provided by the Corporation to Reebok within 10 days of the date hereof), with a limit of liability of US$12,000,000 in the aggregate, only with respect to claims arising from facts or events which occurred at or before the Effective Date; provided, however, that in no event shall Reebok be required to expend pursuant to this Section 5.2 more than an aggregate amount equal to US$250,000 (the “Maximum Amount”).  If the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Reebok during such six-year period Reebok shall maintain or procure as much coverage as possible for an aggregate premium not to exceed the Maximum Amount.

ARTICLE 6
MERGER

6.1                               General.  In the event that (i) the Offeror acquires at least 66 2/3% of the Common Shares pursuant to the Offer (or such lower percentage, but in any event not 50% or lower than 50%, in the event the Offeror waives the condition set forth in paragraph (a) of Schedule B to the Lock-Up Agreement) and (ii) the Corporation owns, directly or indirectly, following the take up and payment of the Common Shares pursuant to the Offer and immediately prior to the Merger (as hereinafter defined), at least 90% of the sum of the issued and outstanding (a) shares of Voting Common Stock of THC, and (b) Exchangeable Shares; the Offeror and the Corporation

agree that the Corporation shall take all necessary and appropriate action to cause a direct or indirect wholly-owned subsidiary of the Corporation (“Newco”) to cause a merger of Newco with and into THC (the “Merger”) to become effective as soon as practicable after such acquisition, without a meeting of stockholders of THC, in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”). Pursuant to the Merger, each then outstanding Exchangeable Share shall be converted into the right to receive the same price per share being offered by the Offeror in the Offer, subject to Section 262 of the DGCL.  The Merger shall have the effects set forth in the DGCL and shall be effective at the time and on the date on which the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or such time and date as is agreed upon by the parties and specified in the certificate of merger. In connection with the provisions of this Section 6.1, the Corporation agrees to (a) cooperate with the Offeror with respect to the incorporation of Newco and the timing of such incorporation, and (b) upon satisfaction or waiver (other than (i)  a waiver of the condition at paragraph (a)(i) in Schedule B to the Lock-Up Agreement if the amount of Common Shares tendered in the Offer is 50% or less than 50% of the outstanding Common Shares (on a fully diluted basis) or (ii) a waiver of the condition at paragraph (a)(ii) in Schedule B to the Lock-Up Agreement) of the conditions to the Offer set forth in Schedule B to the Lock-Up Agreement and immediately prior to the take-up and payment of the Common Shares pursuant to the Offer, contribute to Newco all shares of the Voting Common Stock of THC then held by the Corporation.

ARTICLE 7
COMPETING TRANSACTION

7.1                               Competing Transaction. (a) Subject to Section 7.2, and notwithstanding anything else in this Agreement, nothing shall prevent the Board of Directors from withdrawing, modifying or changing any recommendation regarding the Offer in response to a bona fide Competing Transaction (as defined below) that has not been solicited, initiated, assisted or encouraged by or on behalf of the Corporation or any of its subsidiaries, or by any advisor to or director or senior officer of the Corporation, any of its subsidiaries or any affiliate or associate thereof, where in the opinion of the Board of Directors, acting in good faith and after consultation with its financial and legal advisors, a failure to so respond would be a violation of its fiduciary obligations under applicable law.

(b) Notwithstanding the foregoing, it shall not be a breach of this section 7.1 if, at any time prior to the consummation of the Offer, the Corporation (acting at the direction of the Board of Directors) or the Board of Directors requests clarifications from any third party which proposes a Competing Transaction, if such action is taken solely for the purpose of obtaining information reasonably necessary for the Corporation to ascertain whether such Competing Transaction provides or will provide consideration, on a cash equivalent basis, more favorable to the Corporation’s Shareholders from a financial point of view; provided, however, that the Board of Directors shall not rely on this clause to engage in any discussions or negotiations with, or provide any confidential information or data to, any such third party, and provided further that the Corporation or the Board of Directors, as the case may be, will inform the Offeror in writing of any actions taken in connection with this section 7.1(b) and will apprise the Offeror of any developments with respect thereto.

(c) The Corporation shall immediately notify the Offeror in writing of the receipt of any proposal or offer which has been or is made relating to any transaction that is inconsistent with or could reasonably be expected to frustrate the successful completion of the Offer including, without limitation, any proposal which constitutes or could constitute a Competing Transaction, indicating, in connection such notice, the name of the person making such proposal and the material terms (including, without limitation, price, form of consideration, form of transaction and conditions) of any inquiries, proposals or offers.

(d) For the purposes hereof, “Competing Transaction” means an unsolicited offer or a proposal made to the Corporation or any of its subsidiaries in writing and duly authorized by the board of directors of the person making the offer or proposal (i) to purchase or otherwise acquire all of the Common Shares of the Corporation or the shares of any of its subsidiaries or all or substantially all of their respective assets, (ii) that is made or proposed to be made by means of a take-over bid, amalgamation, plan of arrangement, merger or other similar means of acquisition or business combination and is available to all holders of Common Shares (including Common Shares issuable upon the conversion or exchange of Exchangeable Shares), (iii) with conditions no more beneficial, taken as a whole, to the person making the offer or proposal than those contained in the Offer for the benefit of the Offeror, (iv) which the Board of Directors has determined, in its reasonable judgment, based on the advice of its financial advisor, provides or will provide consideration, on a cash equivalent basis, more favorable to the Corporation’s shareholders from a financial point of view at the time the Board of Directors proposes to withdraw or otherwise change its recommendation to support the Offer as provided for herein, and (v) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of the offer or proposal.

7.2                               Notification of Competing Transaction. The Corporation shall not enter into any agreement regarding a Competing Transaction or shall not withdraw or otherwise change its recommendation to support the Offer unless it has provided the Offeror with (i) notice in writing delivered to the Offeror that there is a Competing Transaction (or any changes of the terms hereof), and (ii) an opportunity to amend the Offer to increase the consideration to be received by shareholders of the Corporation under the Offer. The Corporation shall provide the Offeror with a copy of any agreement relating to the Competing Transaction that is proposed to be executed by the person making the offer or proposal relating to the Competing Transaction, at least five (5) business days before its proposed execution by the Corporation or the date on which the Board of Directors proposes to withdraw or otherwise change its recommendation to support the Offer. If the Offeror does not agree to, and announce publicly, an increase to the consideration under the Offer to an amount that is at least equal to, in the opinion of the Corporation’s financial advisor, that offered under the Competing Transaction within those five (5) business days, the Corporation will be entitled to enter into the agreement, if any, relating to the Competing Transaction.

ARTICLE 8
BREAK-UP FEE

Provided the Offeror is not in breach of its obligations under this Agreement, (i) if the Board of Directors fails to recommend to the shareholders of the Corporation that they accept the Offer by the issuance of a directors’ circular; or (ii) having complied with section 4.1(b) hereof, the Board of Directors subsequently adversely modifies or withdraws the recommendation made by the Board of Directors that shareholders accept the Offer; or (iii) the Corporation terminates this Agreement pursuant to section 9.1(d) hereof; then, in any such event, in recognition of the efforts of the Offeror in making the Offer, the Corporation will pay to the Offeror by wire transfer of same-day funds a break-up fee equal to $11 million within three (3) business days of the first of such events to occur, and an amount equal to the reasonable out-of-pocket expenses and fees incurred by the Offeror including, without limitation, all reasonable fees and expenses payable to lenders, counsel, accountants and advisors to the Offeror (including legal advisors and financial advisors) and all solicitation, translation and printing costs (the “Offeror’s Expenses”).

Notwithstanding the foregoing, provided the Offeror is not in breach of any of its material obligations under this Agreement, and without limitation to any other rights or recourses available to the Offeror, if this Agreement is terminated by the Offeror pursuant to section 9.2(d) hereof, or if the Lock-up Agreement is terminated by the Offeror pursuant to Section 7.2(b) thereof, the Offeror shall be entitled to, and the Corporation shall forthwith reimburse the Offeror for, the Offeror’s Expenses.

If, following the termination of this Agreement or the Support Agreement in accordance with the immediately preceding paragraph and the payment of the Offeror’s Expenses as provided for therein, an offer or proposal is made to the Corporation to enter into a transaction described under Section 4.1(a)(i) or (ii) of this Agreement, and within 9  months of such termination the Corporation enters into a definitive agreement to consummate, or consummates, such a transaction, the Offeror shall be entitled to payment of the break-up fee of $11 million within 3 business days of date a definitive agreement in respect of such a transaction is entered into.

ARTICLE 9
TERMINATION

9.1                               Termination by Corporation. The Corporation, when not in material breach in the performance of its obligations under this Agreement may, without prejudice to any other rights, terminate this Agreement by notice to the Offeror if:

(a)                                  the Offer has not been made on or before the time provided for in section 1.1 of the Lock-up Agreement, subject to the terms and conditions contained in sections 1.1 and 1.2 of the Lock-up Agreement;

(b)                                 Common Shares deposited under the Offer have not, for any reason whatsoever, been taken up and paid for on or before the expiry of ten days after the expiry of the Offer, as may be extended in accordance with the Lock-up Agreement;

(c)                                  the Offeror breaches this Agreement in any material respect; or

(d)                                 the Offeror has been notified by the Corporation of a Competing Transaction in accordance with section 7.2 hereof and the Board of Directors has determined, in accordance with Article 7, to modify in an adverse manner to the Offeror, or to withdraw, the recommendation made by the Board of Directors that shareholders of the Corporation accept the Offer.

9.2                               Termination by the Offeror. The Offeror, when not in material breach in the performance of its obligations under this Agreement may, without prejudice to any other rights, terminate this Agreement by notice to the Corporation if:

(a)                                  the conditions precedent in Section 1.2 of the Lock-up Agreement are not satisfied or waived by the Offeror on or prior to the date at which the Offeror must make the Offer;

(b)                                 the conditions to the Offer are not satisfied or waived by the Offeror on or prior to the expiration of the Offer;

(c)                                  the circumstances entitling the Offeror to payment of the break-up fee under Article 8 have occurred;

(d)                                 the Corporation or any of its subsidiaries (and in the case of Section 4.1, any of their Representatives) breaches this Agreement in any material respect; or

(e)                                  the Lock-up Agreement is terminated by the Offeror in accordance with its terms.

9.3                               Effect of Termination. In the case of any termination of this Agreement pursuant to this Article 9, this Agreement shall be of no further force and effect, except for Article 8, and nothing herein shall relieve any party from liability for any breach of this Agreement, provided that if the Corporation becomes obligated to and has paid the fees provided for in Article 8, the Corporation shall have no further liability under this Agreement.

ARTICLE 10
GENERAL

10.1                        Survival of Representations and Warranties. The representations and warranties made by the Corporation shall not survive the consummation of the Offer, and no claim may be instituted by the Offeror against the Corporation subsequent to the consummation of the Offer for a breach of any representation or warranty made by the Corporation pursuant to this Agreement. No investigations made by or on behalf of the Offeror or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty or covenant made by the Corporation pursuant to this Agreement.

10.2                        Disclosure. Except as required by applicable laws or regulations, or as required by any competent governmental, judicial or other authority, or in accordance with the requirements of any stock exchange, neither the Offeror nor the Corporation shall make any public announcement or statement with respect to this Agreement without the approval of the Corporation or the Offeror, as the case may be, which approval shall not be unreasonably withheld; provided, however, that each of Reebok, THC and the Corporation shall be permitted to make any public announcement, statement or filing that it reasonably believes is required in order to comply with its obligations under the Securities Exchange Act of 1934, as amended or Canadian securities law, as the case may be. Moreover, the parties agree to consult with each other prior to issuing each public announcement or statement with respect to this Agreement.

10.3                        Assignment. The Offeror may assign all or any part of its rights under this Agreement to a direct or indirect wholly-owned subsidiary of the Offeror but, if such assignment takes place, the Offeror shall continue to be liable solidarily to the Corporation for any default in performance by the assignee. This Agreement shall not otherwise be assignable by any party hereto without the prior written consent of the other party.

10.4                        Time. Time shall be of the essence of this Agreement.

10.5                        Currency. Unless otherwise indicated, all sums of money referred to in this Agreement shall mean Canadian funds.

10.6                        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

10.7                        Entire Agreement. This Agreement, together with the Lock-up Agreement among the Corporation and the Selling Shareholders dated April 7, 2004, and any schedule thereto, and the Confidentiality Agreement between Reebok and the Corporation entered into in October 2003, constitutes the entire agreement and understanding between and among the parties hereto and thereto with respect to their respective subject matters and supersedes any prior agreement, representation or understanding with respect thereto.

10.8                        Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

10.9                        Definitions. For the purposes of this Agreement the terms:

(a)                                  “Acquisition Proposal” means a proposal or offer, other than the Offer, from any person other than the Offeror relating to any liquidation, dissolution, recapitalization, merger, amalgamation, acquisition or purchase (directly or indirectly) of a material portion of the assets of, or any interest in (including the Common Shares), the Corporation, or any of its subsidiaries or other similar transaction or business combination (including any sale or issue of securities, reorganization, issuer bid, plan of arrangement or reverse take-over bid) involving the Corporation or any of its subsidiaries;

(b)                                 “business day” means any day, other than a Saturday or Sunday, on which chartered banks in the City of Montreal, Québec or Boston, Massachusetts are open for business;

(c)                                  “Common Shares” (as defined above) shall also include any shares into which the Common Shares may be reclassified, subdivided, consolidated or converted and any rights and benefits arising therefrom.

(d)                                 “Material Adverse Change” means any change in the business, operations, affairs, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, financial condition, licenses, permits, rights, privileges or prospects of the Corporation or any of its subsidiaries which, individually or in the aggregate, has materially and adversely affected, or could reasonably be expected to materially and adversely affect, the Corporation and its subsidiaries taken as a whole, provided that a Material Adverse Change shall not include the effect of any (i) sale consented to by the Offeror pursuant to section 4.2(a)(ii) of this Agreement, or (ii) labour dispute between the National Hockey League and the NHL Players’ Association resulting in a work stoppage;

(e)                                  “Material Adverse Effect on the Offer” means any event, action, state, condition or occurrence which would materially reduce the likelihood of success of or delay beyond the expiry date of the Offer, the take-up and payment of Common Shares deposited under the Offer or the completion of the Offer; and

(f)                                    “material fact” and “material change” are used as defined under the Securities Act (Ontario); and

10.10                 Specific Performance and other Equitable Rights. Each of the parties recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Offer, that the Offeror would not contemplate causing the Offer to be made, and the Corporation would not agree to facilitate the Offer, unless this Agreement was executed and that a breach by a party of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

10.11                 Lock-Up Agreement. This Agreement shall be signed simultaneously with the signing of the Lock-up Agreement.

10.12                 Notices. Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered or telecopied, in the case of:

(a)                                  the Offeror, addressed as follows:

Reebok International Ltd.
1895 J.W. Foster Blvd
Canton, MA
02021 USA

Attention: David A. Pace, Esq., General Counsel

Telephone No.: (781) 401-5000

Telecopier No.: (781) 401-4780

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA  02111  USA

Attention: Jane D. Goldstein, Esq.

Telephone No.: (617) 951-7431

Telecopier No.: (617) 951-7050

and to:                                                           Ogilvy Renault

1981 McGill College Avenue

Suite 1100

Montreal, Québec

H3A 3C1

Attention: Steve Malas

Telephone No.: (514) 847-4792

Telecopier No.: (514) 286-5474

(b)                                 the Corporation, addressed as follows:

The Hockey Company Holdings Inc.
Suite 800
3500 de Maisonneuve Boulevard West
Montreal, Québec
Canada H3Z 3C1

Attention: Matthew H. O’Toole

Telephone No.: (514) 932-5756

Telecopier No.: (514) 932-6020

with a copy to:

McCarthy Tétrault s.r.l./LLP
1170 Peel
Montréal, Québec, Canada
H3B 4S8

Attention: Terry Fontana

Telephone No.: (514) 397-4226

Telecopier No.: (514) 875-6246

and to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178

Attention: David W. Pollak, Esq.

Telephone No.: (212) 309-6000

Telecopier No.: (212) 309-6001

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or telecopy (if during normal business hours or, if not, the next business day).

10.13                 Severability. If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

10.14                 Expenses. Except as set forth in Article 7, each of the parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred, provided, however, that the Corporation shall reimburse the reasonable fees and expenses incurred by The Equitable Life Assurance Company of the United States and the Phoenix Life Insurance Company in connection with the financial or legal advice obtained by, or services provided to, The Equitable Life Assurance Company of the United States and the Phoenix Life Insurance Company relating to the Offer for an amount which shall not exceed US$20,000 in the aggregate.

10.15                 Counterparts. This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied transmission.

THE NEXT PAGE IS THE SIGNATURE PAGE

Yours truly,

REEBOK INTERNATIONAL LTD.

By:	/x/ Paul Fireman
Name: Paul Fireman
Title: Chairman and Chief Executive Officer

Agreed and accepted as of this 7th day of April, 2004.

THE HOCKEY COMPANY HOLDINGS INC.

By:	/x/ Matthew H. O’Toole
Name: Matthew H. O’Toole
Title: President and Chief Executive Office